Exhibit 4.28

Power of Attorney

Abitcool (China) Broadband Inc. (the “Company”) holds 100% voting rights of aBitcool Small Micro Network Technology (BJ) Co., Ltd. (the “Target Company”) (the “Voting Rights of the Target Company”).

With respect to the Voting Rights of the Target Company, the Company hereby irrevocably authorizes aBitCool Broadband Inc. (a limited liability company duly incorporated and existing under the laws of the British Virgin Islands, with its registered address at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (“BVI”) to exercise the following rights during the term of this Power of Attorney:

BVI is hereby authorized to exercise on behalf of the Company as its sole and exclusive agent the rights in respect of the Voting Rights of the Target Company, including without limitation: 1) to attend shareholders’ meetings of the Target Company; 2) to exercise all rights of the Company as a shareholder of the Target Company according to laws and the articles of association of the Target Company; and 3) to designate and appoint, as the authorized representative of the Company, the legal representative (chairperson), director, supervisor, general manager and any other senior management of the Target Company.

Any and all actions associated with the Voting Rights of the Target Company made by BVI will be deemed as the action of the Company, and any and all documents relating to the Voting Rights of the Target Company executed by BVI shall be deemed to be executed and acknowledged by the Company.

BVI may delegate this Power of Attorney by assigning its rights relating to the conduct of the aforesaid matters to any other person or entity at its own discretion without prior notice to or consent from the Company.

Throughout the term of this Power of Attorney, this Power of Attorney shall be irrevocable and continuously valid from the date of execution of this Power of Attorney.

During the term of this Power of Attorney, the Company hereby waives all of the rights that have been authorized to BVI and will not exercise any such right by itself.

/s/ Abitcool (China) Broadband Inc.

July 1, 2014